PRESS RELEASE

INNOSPEC APPOINTS ROBERT I. PALLER TO BOARD OF DIRECTORS

Newark, Del. - August 31, 2009 - Innospec Inc. (NASDAQ: IOSP) today announced that Robert I. Paller has been appointed to the Company's Board of Directors, effective November 1, 2009. Mr. Paller will join the Board's Nominating and Governance Committee. With this addition, the size of Innospec's Board will be seven members.

"I am pleased to welcome Bob to Innospec's Board of Directors," said Robert E. Bew, Innospec's Chairman. "He has a wealth of experience, as he has served on and acted as advisor to the boards of a number of companies and non-profit corporations. In addition, he knows Innospec very well, having provided legal counsel to the Company on a variety of matters over the years."

Mr. Paller, 75, is currently Of Counsel to the law firm of Smith, Gambrell & Russell, LLP. He received his B.S./B.A. degree from the University of North Carolina in 1956, and graduated with honors from Emory University Law School with an LLB degree in 1958. Upon graduation, he served in the United States Air Force for three years as a member of the Judge Advocate General's Division, before joining Smith, Gambrell & Russell in 1961.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with almost 1,000 employees in 23 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. Innospec's Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec's Active Chemicals business provides effective technology-based solutions for our customers' processes or products focused in the Personal Care; Household, Industrial & Institutional and Fragrance Ingredients markets. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead.

Contacts:

Kate Davison

Innospec Inc.

+44-151-348-5825

Kate.Davison@innospecinc.com

Tom Pratt

RF|Binder Partners

+1-212-994-7563

Tom.Pratt@RFBinder.com

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